Exhibit 4a2

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT



              AMENDMENT NO. 1, dated as of December 24, 2002, to the Rights Agreement dated as of November 19, 1997 (the "Rights Agreement") between Fortune Brands, Inc. (the "Company") and Equiserve, Inc. (as successor in interest to First Chicago Trust Company of New York), as Rights Agent (the "Rights Agent").

              WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, specifying the terms of the Rights (as defined therein);

              WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement, in accordance with Section 27 of the Rights Agreement, in order to provide for a three-year independent director evaluation of the Rights;

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties agree as follows:

              1. Section 23 is amended by adding new subparagraphs (c) and (d) at the end thereof as follows:

                      (c) It is understood that the TIDE Committee (as described below) of the Board of Directors of the Company shall review and evaluate this Agreement in order to consider whether the maintenance of this Agreement continues to be in the best interests of the Company, its stockholders and other relevant constituencies of the Company at least once every three years, or sooner than that if any Person shall have made a proposal to the Company or its stockholders, or taken any other action that, if effective, could cause such Person to become an Acquiring Person hereunder, if a majority of the members of the TIDE Committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances. Following each such review, the TIDE Committee will communicate its conclusions to the full Board of Directors of the Company, including any recommendation in light thereof as to whether this Agreement should be modified or the Rights should be redeemed. The TIDE Committee shall be comprised of members of the Board




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              of Directors of the Company who are not officers, employees or
              Affiliates of the Company and shall be the Nominating and Corporate Governance Committee of the Company as long as the members of the Nominating and Corporate Governance Committee meet such requirements.

                      (d) The TIDE Committee, and the Board of Directors of the
              Company, when considering the redemption of, or any supplement or amendment to, the Rights, shall have the power to set their own agenda and to retain at the expense of the Company their choice of legal counsel, investment bankers and other advisors. The TIDE Committee, and the Board of Directors of the Company when considering redemption of, or any supplement or amendment to, the Rights, shall have the authority to review all information of the Company and to consider any and all factors they deem relevant to an evaluation of whether to maintain or modify the Agreement or terminate the Rights.


              2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

              3. This Amendment shall be effective as of the date first written above and, except as set forth above, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed, all as of the date first written above.

ATTEST:                                                           FORTUNE BRANDS, INC.


By_____________________________                                   By_____________________________
   Name:                                                             Name:
   Title:                                                            Title:


ATTEST:                                                           EQUISERVE, INC.



By_____________________________                                   By_____________________________
   Name:                                                             Name:
   Title:                                                            Title:

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